UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2015

INFINITY ENERGY RESOURCES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-17204	220-3126427
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

11900 College Blvd, Suite 310, Overland Park, KS 66210

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: ((913) 948-9512

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 7, 2015, Infinity Energy Resources, Inc. (the “Company”) completed a private placement (the “Private Placement”) of a $12.0 million principal amount Senior Secured Convertible Note (the “Note”) and warrant to purchase 18,000,000 shares of the Company’s common stock, $0.0001 par value (the “Warrant”). WestPark Capital acted as Placement Agent for the Company in the transaction and will receive a fee of 6% of cash proceeds, or $600,000, if and when the Company receives the full cash proceeds. It received $27,000 of such amount at the closing.

The Note and Warrant were issued pursuant to a Securities Purchase Agreement, dated May 7, 2015, by and between the Company and an institutional investor that is an “accredited investor” within the meaning of the Securities Act of 1933, as amended (the “Investor”) (the “Purchase Agreement”). The Private Placement was made pursuant to an exemption from registration under such Act. At the closing, the Investor acquired the Note by paying $450,000 in cash and issuing a secured promissory note, secured by cash, with an aggregate initial principal amount of $9,550,000 (the “Investor Note”). Assuming all amounts payable to the Company under the Investor Note are paid without any offset or default, the Private Placement will result in gross proceeds of $10.0 million before placement agent fees and other expenses associated with the transaction, subject to the satisfaction of certain conditions. The Company will use the proceeds from this offering to retire certain outstanding obligations, including the 2015 area and training fees relating to its oil and gas concessions offshore Nicaragua (the “Nicaraguan Concessions”), and to provide working capital.

The Company will receive the remaining cash proceeds upon each voluntary or mandatory prepayment of the Investor Note. An Investor may, at its option and at any time, voluntarily prepay the Investor Note, in whole or in part. The Investor Note is also subject to mandatory prepayment, in whole or in part, upon the occurrence of one or more of the following mandatory prepayment events:

(1) Mandatory Prepayment upon Conversion – At any time the Investor has converted more than $2.0 million principal amount of the Note, representing the original issue discount of the Note, the Investor will be required to prepay the Investor Note, on a dollar-for-dollar basis, for each subsequent conversion of the Note.

(2) Mandatory Prepayment upon Mandatory Prepayment Notices – The Company may require the Investor to prepay the Investor Note by delivering a mandatory prepayment notice to the Investor, subject to (i) the satisfaction of certain equity conditions, (ii) the Company’s receipt of all Governmental Authorizations, as defined in the Purchase Agreement, necessary to commence drilling on at least five Properties, also as defined in the Purchase Agreement, within the Nicaraguan Concessions, and (iii) the Company obtaining forbearance agreements from certain third parties to whom the Company owes obligations. Notwithstanding the foregoing, the Company may not request a mandatory prepayment if after giving effect to such proposed mandatory prepayment, the Company and its subsidiaries, on a consolidated basis, would hold more than $4.0 million in cash or if prepayment under the Investor Note for the preceding sixty calendar day period would exceed $2.0 million.

The Investor Note also contains certain offset rights, which if executed, would reduce the amount outstanding under the Note and the Investor Note and the cash proceeds received by the Company.

Description of the Note

The Note ranks senior to the Company’s existing and future indebtedness and is secured by all of the assets of the Company, excluding the Nicaraguan Concessions, and to the extent and as provided in the security documents attached hereto as Exhibits.

The Note is convertible at any time at the option of the holder into shares of the Company’s common stock at $0.50 per share (the “Conversion Price”). The Note matures on the three-year anniversary of the issuance date thereof. If the Company issues or sells shares of its common stock, rights to purchase shares of its common stock, or securities convertible into shares of its common stock for a price per share that is less than the Conversion Price then in effect, the then current Conversion Price will be decreased to equal such lower price. The foregoing adjustments to the Conversion Price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans. In addition, the Conversion Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

On the first business day of each month beginning on the earlier of the (i) effectiveness of a registration statement the Company files to register the shares of common stock issuable upon conversion of the Note or exercise of the Warrant, as defined below, or (ii) sixth month following the date of the Note through and including the maturity date (the “Installment Dates”), the Company will pay to the Note holder an amount equal to (i) one-thirtieth (1/30th) of the original principal amount of the Note (or the principal outstanding on the Installment Date, if less) plus (ii) the accrued and unpaid interest with respect to such principal plus (iii) the accrued and unpaid late charges (if any) with respect to such principal and interest. The Investor has the ability to defer or accelerate such monthly payments in its sole discretion.

Prior to the maturity date, the Note will bear interest at 8% per annum (or 18% per annum during an event of default) with interest payable in cash or in shares of Common Stock quarterly in arrears on the first business day of each calendar quarter following the issuance date.

Each monthly payment may be made in cash, in shares of the Company’s common stock, or in a combination of cash and shares of its common stock. The Company’s ability to make such payments with shares of its common stock will be subject to various equity conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment (or, in the alternative, the eligibility of the shares issuable pursuant to the Note and the Warrant, as defined below, for sale without restriction under Rule 144 and without the need for the Company to remain current with its public filing obligations) and certain minimum trading price and trading volume. Such shares will be valued, as of the date on which notice is given by the Company that payment will be made in shares, at the lower of (1) the then applicable Conversion Price and (2) a price that is 80.0% of the arithmetic average of the three lowest weighted average prices of the Company’s common stock during the twenty-trading day period ending two trading days before the applicable determination date (the “Measurement Period”). If the Company elects to pay such monthly payment in shares of the Company’s stock it is required to pre-deliver shares of the Company’s common stock and is required to deliver additional shares, if any, to a true-up such number of shares to the number of shares required to be delivered on the applicable Installment Date pursuant to the calculation above.

At any time after the issuance date, the Company will have the right to redeem all or any portion of the outstanding principal balance of the Note plus all accrued but unpaid interest and any other charges at a price equal to 125% of such amount provided that (i) the arithmetic average of the closing sale price of the common stock for any twenty (20) consecutive Trading Days equals or exceeds 200% of the Conversion Price and (ii) among other conditions, there is an effective registration statement covering the resale of the shares issued in payment or, in the alternative, the eligibility of the shares issuable pursuant to the Note and the Warrant for sale without restriction under Rule 144 and without the need for the Company to remain current with its public filing obligations. The Investor has the right to convert any or all of the amount to be redeemed into common stock prior to redemption.

Upon the occurrence of an event of default under the Note, the Investor may, so long as the event of default is continuing, require the Company to redeem all or a portion of its Note. Each portion of the Note subject to such redemption must be redeemed by the Company, in cash, at a price equal to the greater of (1) 125% of the amount being redeemed, including principal, accrued and unpaid interest, and accrued and unpaid late charges, and (2) the product of (I) the amount being redeemed and (II) the quotient determined by dividing (A) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the event of default and ending on the date the holder delivers a redemption notice to the Company, by (B) the lowest Conversion Price in effect during such period.

Subject to certain conditions, the Investor may also require the Company to redeem all or a portion of its Note in connection with a transaction that results in a Change of Control, as defined in the Note. The Company must redeem each portion of the Note subject to such redemption in cash at a price equal to the greater of (1) 125% of the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges), and (2) the product of (I) the amount being redeemed and (II) the quotient determined by dividing (A) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the earlier to occur of (i) the consummation of the Change of Control and (ii) the public announcement of such Change of Control and ending on the date the holder delivers a redemption notice to the Company, by (B) the lowest Conversion Price in effect during such period.

Description of the Warrant.

As a part of the Private Placement, the Company issued a Warrant to the Investor giving it the right to purchase up to an aggregate of 18,000,000 shares of the Company’s common stock at an exercise price of $0.50 per share. The Warrant is exercisable commencing six months from the date of issuance and the exercise prices for the Warrant is subject to adjustment for certain events, such as stock splits and stock dividends. If the Company issues or sells shares of its common stock, rights to purchase shares of its common stock, or securities convertible into shares of its common stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrant will be decreased to equal such lesser price. Upon each such adjustment, the number of the shares of the Company’s common stock issuable upon exercise of the Warrant will increase proportionately. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans. In addition, the Conversion Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The Warrant will expire on the seventh (7th) anniversary of the date of issuance.

9.99% Restriction on Conversion of Note and Exercise of Warrant

The Investor has no right to convert the Note or exercise the Warrant to the extent that such conversion or exercise would result in the Investor being the beneficial owner in excess of 9.99% of the Company’s common stock. The Company is required to hold a meeting of its shareholders to approve increase the number of its authorized shares to meet its obligations under the Purchase Agreement to have reserved 200% of the shares issuable upon conversion of the Note and exercise of the Warrant not later than July 30, 2015.

Registration Rights Agreement

In connection with the Private Placement, the Company and the Investor entered into a Registration Rights Agreement under which the Company is required, on or before 45 days after the closing of the Private Placement, to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of 130% of the shares of the Company’s common stock issuable pursuant to the Note and Warrant and to use its best efforts to have the registration declared effective as soon as practicable. The Company will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed or does not remain available for the resale (subject to certain allowable grace periods) of the Registrable Securities, as such term is defined in the Registration Rights Agreement.

Participation Rights

If, during the period beginning on the closing date and ending on the four (4) year anniversary of the closing date, the Company offers, sells, grants any option to purchase, or otherwise disposes of any of its or its subsidiaries’ equity or equity equivalent securities (a “Subsequent Placement”), the Investor will have the right to participate for 50% of any such future Subsequent Placement.

The foregoing does not purport to be a complete description of the Purchase Agreement, the Registration Rights Agreement, the Note, the Warrant, the Security and Pledge Agreement, the Investor Note and the Guarantee Agreement and is qualified in its entirety by reference to the full text of such documents, which are attached as Exhibits 10.46, 10.47, 10.48, 10.49, 10.50. 10.51 10.52, 10.53, 10.54 and 10.55, to this Form 8-K and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY ENERGY RESOURCES, INC.

	By:	/s/ Stanton E. Ross
Stanton E. Ross
Chairman, President & Chief Executive Officer

Date: May 8, 2015

EXHIBIT INDEX

Exhibit Number	Description

10.46	Securities Purchase Agreement

10.47	Registration Rights Agreement

10.48	Senior Secured Convertible Note.

10.49	Warrant

10.50	Security and Pledge Agreement

10.51	Investor Note

10.52	Form of Guaranty Agreement